Exhibit 99.1

NEWS RELEASE	CONTACT:	Brad Forsyth Chief Financial Officer (415) 275-5100

Willis Lease Finance Posts Second Quarter 2007 Profits of $4.4 Million, or $0.44 Per Share

SAUSALITO, CA — August 13, 2007 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported a 48% increase in total revenue over the same quarter a year ago and generated strong second quarter profits as worldwide demand for leased jet engines continued to rise.  Second quarter net income increased 175% to $4.4 million compared to $1.6 million in the second quarter a year ago.  After dividends on preferred shares, net income available to common shareholders grew to $3.6 million, or $0.42 per diluted share, in the second quarter of 2007, compared to $817,000, or $0.08 per share, in the second quarter of 2006.

For the first six months of 2007, net income was $8.8 million compared to $12.1 million in the first half of 2006.  Year-to-date, net income available to common shareholders was $7.2 million, or $0.84 per diluted share.  In the first half a year ago, Willis’ revenues and net income benefited substantially from use fees related to the recovery of eight engines and the termination of the associated long-term leases with a customer that had filed for bankruptcy. The net impact of the early terminations on 2006 half year results was an increase in total revenue of $13.7 million and net income of $8.7 million, adding $0.90 per share to earnings. This contributed to the reporting in the first half of 2006 of net income available to common shareholders totaling $10.9 million, or $1.13 per diluted share.

Second Quarter 2007 Highlights

•                  The lease portfolio increased 13% from a year ago to $643.7 million.

•                  Average utilization was 96% compared to 92% a year ago.

•                  At quarter end, utilization was 94.3%, down slightly from the immediate prior quarter of 96.6%, reflecting the delivery of three engines at the end of June, but up compared to 92.2% a year ago.

•                  Lease revenue, excluding use fees, rose 22% to $21.4 million from $17.5 million a year ago.

•                  Use fees contributed $8.3 million to revenue, compared to $5.0 million a year ago.

•                  Book value per common share was $17.40 at June 30, 2007.

“We are continuing to see robust demand for our leased engines, which drove utilization to a record level in May 2007 and contributed to the addition of new customers in emerging markets,” said Charles F. Willis, President and CEO. “The fleet of Next Generation 737 aircraft continues to grow, and we are seeing very strong demand for our growing portfolio of the CFM56-7B engines that power this popular aircraft. With many of these engines now approaching their first scheduled maintenance cycle, we are also seeing increasing interest in our pooling products.”

The adoption of FASB Staff Position, Accounting for Planned Major Maintenance Events at the beginning of 2007 had a significant impact on the financial results in 2006, partially due to several long-term leases being terminated prematurely.  One customer returned nine engines on long-term leases in 2006, and Willis Lease recognized $14.1 million of maintenance reserves for those engines as revenue in the year.  All but one of the nine leases was terminated in the first half of 2006, adding $13.7 million to lease revenues and $8.7 million to net income, contributing $0.90 to diluted earnings per share in the half-year period.

Results from Operations

Lease revenue totaled $29.6 million, including $8.3 million in use fee revenue, in the second quarter of 2007 compared to $22.6 million, including $5.0 million in use fee revenue, in the second quarter a year ago.  Year-to-date lease revenue totaled $56.3 million, including $15.5 million in use fees, compared to $54.9 million inclusive of $21.0 million in use fee revenue in the first half of 2006.

Gains on sale of equipment added $1.2 million to second quarter 2007 revenue and $1.3 million year-to-date.  In 2006, the company booked a loss on sale of equipment of $1.6 million in the second quarter, contributing to a net loss of $158,000 in the first half of the year.

Total expenses increased 30% in the second quarter of 2007 and grew 23% year-to-date compared to the same periods last year.  Depreciation increased 12% in the second quarter to $7.9 million from $7.1 million in the second quarter a year ago, partly as a result of a change in estimate of useful life and residual values on certain older engines within the portfolio. Depreciation year-to-date grew 4% to $14.4 million from $13.8 million a year ago. A $2.1 million write-down of equipment was recorded in the second quarter of 2007 to adjust book values for four older engines within the portfolio that have been consigned for part-out rather than repaired for re-leasing.

Second quarter net finance costs increased 18% to $8.3 million from $7.0 million in the same quarter a year ago, reflecting greater debt levels and higher interest rates.  Year-to-date total net finance costs grew 22% to $16.2 million from $13.3 million in the first half of 2006.  General and administrative expense grew to $5.9 million compared to $4.6 million in the second quarter a year ago, but was level with the immediate prior quarter.  Year to-date general and administrative expense totaled $11.8 million, up from $9.0 million a year ago, reflecting increases in personnel-related costs, technical service costs such as freight, inspection and testing as well as higher accounting and consulting fees.

Balance Sheet

At June 30, 2007 the company had 136 commercial jet engines, 3 aircraft parts packages, and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $643.7 million, compared to 129 commercial jet engines, 3 aircraft parts packages, 5 aircraft and other engine-related equipment in its lease portfolio with a net book value of $571.4 million at June 30, 2006.

Total assets increased 14% to $778.9 million at June 30, 2007, compared to $685.2 million a year ago. Total shareholders’ equity was $173.6 million compared to $172.9 million a year ago, reflecting the $11.7 million paid to repurchase 1.3 million shares in December 2006.  Book value per common share increased to $17.40 compared to $16.86 at March 31, 2007, and $15.20 at June 30, 2006.

At June 30, 2007, the company had $95 million of availability under its revolving credit and warehouse facilities, compared to $118 million a year earlier.  The company’s funded debt to equity ratio was 2.85 to 1 at June 30, 2007, compared to 2.42 to 1 at June 30, 2006.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

WILLIS LEASE FINANCE CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
		As Adjusted			As Adjusted
	2007	2006	Change	2007	2006	Change
REVENUE
Lease revenue	$29,604	$22,559	31.2%	$56,278	$54,925	2.5%
Gain/(Loss) on sale of equipment	1,239	(1,634)	175.8%	1,300	(158)	922.8%
Other income	124	2	n/a	505	6	n/a
Total revenue	30,967	20,927	48.0%	58,083	54,773	6.0%

EXPENSES
Depreciation expense	7,946	7,071	12.4%	14,389	13,832	4.0%
Write-down of equipment	2,142	—	n/a	2,142	—	n/a
General and administrative	5,872	4,628	26.9%	11,769	8,961	31.3%
Net finance costs:
Interest expense	9,218	7,781	18.5%	17,999	14,877	21.0%
Interest income	(909)	(760)	19.6%	(1,759)	(1,389)	26.6%
Realized and unrealized (gains) and losses on deriviative instruments	—	—	0.0%	—	(153)	(100.0)%
Total net finance costs	8,309	7,021	18.3%	16,240	13,335	21.8%
Total expenses	24,269	18,720	29.6%	44,540	36,128	23.3%

Income from operations	6,698	2,207	203.5%	13,543	18,645	(27.4)%

Income from joint venture	205	114	79.8%	292	226	29.2%

Income before income taxes	6,903	2,321	197.4%	13,835	18,871	(26.7)%
Income tax expense	2,509	722	247.5%	5,036	6,740	(25.3)%
Net income	$4,394	$1,599	174.8%	$8,799	$12,131	(27.5)%

Preferred dividends paid and accrued-Series A	782	782	0.0%	1,564	1,250	25.1%
Net income available to common shareholders	$3,612	$817	342.1%	$7,235	$10,881	(33.5)%

Basic earnings per common share	$0.44	$0.09		$0.90	$1.18

Diluted earnings per common share	$0.42	$0.08		$0.84	$1.13

Average common shares outstanding	8,118	9,223		8,066	9,189
Diluted average common shares outstanding	8,636	9,698		8,589	9,643

WILLIS LEASE FINANCE CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share data, unaudited)

	June 30,	As Adjusted December 31,	As Adjusted June 30,
	2007	2006	2006
ASSETS
Cash and cash equivalents	$2,974	$387	$2,078
Restricted cash	77,425	72,759	64,176
Equipment held for operating lease, less accumulated depreciation	643,748	602,278	571,370
Equipment held for sale	11,576	9,802	5,301
Operating lease related receivable, net of allowances	3,849	5,002	4,383
Notes receivable	—	12	66
Investments	10,299	10,602	10,511
Assets under derivative instruments	3,368	1,508	4,691
Property, equipment & furnishings, less accumulated depreciation	7,048	7,272	7,485
Other assets	18,578	20,397	15,136
Total assets	$778,865	$730,019	$685,197

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$12,345	$14,755	$5,800
Liabilities under derivative instruments	—	96	-
Deferred income taxes	46,232	40,480	39,616
Notes payable	495,165	465,249	418,282
Maintenance reserves	40,315	36,628	39,832
Security deposits	5,149	4,848	3,469
Unearned lease revenue	6,032	3,961	5,256
Total liabilities	605,238	566,017	512,255

Shareholders’ equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	81	80	93
Paid-in capital in excess of par	54,969	53,820	64,599
Accumulated other comprehensive gain/(loss), net of tax	273	(967)	1,112
Retained earnings	86,389	79,154	75,223
Total shareholders’ equity	173,627	164,002	172,942

Total liabilities and shareholders’ equity	$778,865	$730,019	$685,197

##